Internet Banking Experiencing All-in-One Engine Strategic Cooperation Agreement

Party A: Henan Branch of China Construction Bank
Address: 80 HuaYuan Road, ZhengZhou City
Responsible Party: Xu, HuiBin

Party B: Shanghai Borong Dingsi Computer Technology Co., Ltd.
Address: Suite 1776, 601 HuanCheng Road, JiaDing District, Shanghai
Legal Person: Zhang, Bin

In order to spread the knowledge of internet banking, encourage clients to accept and use internet banking as one of the new banking tools, exploit the potential of the clients, discover new knowledge, new technique-using environment, search new profit generation methods, Party A and Party B negotiate to adopt this strategic cooperative model to develop the market for the purpose of expanding valid client base, converting latent client value into patent one, to achieve the purpose of mutual development. Party A and Party B agree to adopt this Agreement as follows:

Section 1: Scope of Cooperation

1.
Party A may use free of charge the Internet Banking Experiencing All-in-One Engine (the “Engine,” which includes hosting machines, Knowledge and Information Dissemination Screens, etc., with a value of RMB 14,000 Yuan per Engine, the ownership of which belongs to Party B as provided in detail in the appendix) provided by Party B to develop its internet banking services. Party B may use the Engine and its Knowledge and Information Dissemination Screens to publicize certain financial, economical and cultural information with the scope of this Agreement to spread the knowledge and exploit the potential value of clients.

2.
Exclusivity of Cooperation: With the term of this Agreement, Party A and Party B agree to the exclusive cooperation of the similar product and the similar cooperative method and to publicize certain financial, economical and cultural information with the scope of this Agreement via the Knowledge and Information Dissemination Screens.

3.	The term of this Agreement is EIGHT (8) years, starting from the effective date of this Agreement. After the expiration of this Agreement, the Parties may negotiate matters of further cooperation.

Section 2: Method of Cooperation

1.	Equipment Installation and Operation
i.
Party B shall install the Engines for all the websites owned by Party A, with at least one Engine for each website. With the term of this Agreement, if Party A is to add new websites, Party B shall install Engines for the new website.

ii.
Party A shall cooperate with Party B to select suitable areas of its websites for the installation of the Engine, and provide Party B with such necessity as internet, network, and electricity for the operation of the Engines. Party A shall be responsible for the daily operation of the Engines.

iii.
Party B shall customize the installation of the Engine according to the layout of the website hosting space of Party A, the size of the area, its environment, facility and its style, in order to achieve harmony with the surrounding areas.

iv.	Party B shall maintain the Engine free of charge to Party A, upgrade the Engine if necessary, and to provide new Engines for free if there is a need for market development.
v.	In order to achieve an economy of scale and real effects, websites which are ready to be so equipped should be finished as soon as possible after the signing of this Agreement.
2.	Knowledge Dissemination
i.
Party A is responsible for the design and development of Information Dissemination Management Platform and Party B is responsible for the dissemination of all information. If Party A should be fined or subjected to any penalty by the government for the dissemination of information, Party B agrees to be responsible for the damages suffered by Party A.

ii.
The scope of information dissemination under this Agreement includes such financial, economical, cultural and educational information as internet banking, bank cards, personal loans, insurance, funds, bonds related to the clients of the China Construction Bank (the “Bank”).

iii.
Party B shall gather and edit information on a daily basis according to the three principles of benefiting the development of the Bank’s sales, meeting the needs of the Bank’s clients and following all applicable laws and regulations. Party A shall monitor the work of Party B according to the same three principles.

Within the term of this Agreement, if Party A is to discover that the information disseminated by Party B exceeded the scope of this Agreement or that Party B disseminated false information or other illegalities on the part of Party B, Party A may terminate this Agreement free of any liability. If Party A is to be sued by a third party or involved in litigation due to the above reasons, Party B shall answer such lawsuits or participate in such litigation on behalf of Party A using its own expenses and shall reimburse Party A for any and all damages and expenses suffered therefore.
iv.	Party A shall assist Party B in consolidating and analyzing the needs of the clients and in gathering valuable information.
v.	At least two (2) hours should be reserved each day for such activities as knowledge of internet banking, introduction of products and marketing.

3.	Client Base Expansion
i.	Party A and Party B shall utilize this innovative service model to strengthen their cooperation, work together to develop and nurture market needs, and to diversify and expand client base.
ii.
Party A and Party B shall strengthen their business management, ensure the smooth operation of their systems and services, better serve their clients, consolidate client relations, enhance the satisfaction of clients and to exploit value potentials.

Section 3. Breach and Liability

With the term of this Agreement, if Party A fails to cooperate with Party B exclusively due to the fault of Party A, Party A shall pay to Party B the residual value of the Engine (RMB 14,000 Yuan/per Engine). Party A shall continue to use the Engine. The residual value of the Engine is calculated as follows:

Residual Value = the value of the Engine * (8 – n) / 8
n is the number of years of cooperation when this Agreement is terminated and n is less or equal to 8 (years).

Party B Breaches. If due to the fault of Party B, Party B fails to maintain or upgrade the Engine so that the service fails to run properly, Party shall pay liquidated damages to Party A for each such occurrence. Liquidated damages shall be 1,000 RMB Yuan per occurrence; If such occurrence exceeds three times (inclusive), Party A may terminate this Agreement free of any liability in addition to be paid the liquidated damages.
Party B represents and warrants that the Engines it provided and any related softwares do not infringe upon the intellectual property or any other rights of any third party; if Party A is to be sued by a third party or involved in litigation due to the above reasons, Party B shall answer such lawsuits or participate in such litigation on behalf of Party A using its own expenses and shall reimburse Party A for any and all damages and expenses suffered therefore.

Section 4 Miscellaneous

1.  This Agreement has four counterparts with each Party holding two copies. This Agreement shall become effective upon the signing and sealing of the corporate chops by the Parties’ respective legal person or responsible party.

2. The Parties may agree to supplemental agreement to cover any related issues not discussed herein and any adjustments necessitated by changed circumstances. Any such supplemental agreements shall be incorporated into this Agreement and have the same validity and enforceability.

Party A (Seal):

/s/ Zheng Li

Responsible Party or Authorized Representative
August 7, 2008

Party B (Seal):

/s/ Hai Cui

Legal Person or Authorized Representative
July 18, 2008